Filed pursuant to Rule 433
Registration No.: 333-149379
February 28, 2008
Biogen Idec Inc.
$6.000% Senior Notes Due 2013
$6.875% Senior Notes Due 2018
PRICING TERM SHEET
6.000% Senior Notes Due 2013

Issuer:	Biogen Idec Inc.

Ratings:	Baa3 / BBB (Moody’s/S&P)

Principal Amount:	$450,000,000

Maturity Date:	March 1, 2013

Trade Date:	February 28, 2008

Original Issue Date (Settlement):	March 4, 2008

Interest Accrual Commencement Date:	March 4, 2008

Issue Price (Price to Public):	99.886%

Interest Rate:	6.000% per annum

Interest Payment Dates:	Semi-annually, each March 1 and September 1, commencing September 1, 2008

Interest Rate Adjustment:	The interest rate payable on the 2013 notes will be subject to adjustments from time to time if either Moody’s or S&P downgrades (or subsequently upgrades) the debt rating assigned to that series of notes below Baa3 or BBB-, subject to the limitation described under “Description of Notes—Interest Rate Adjustment” in the preliminary prospectus supplement.

Treasury Benchmark:	T 2.875% 01/31/2013

Spread to Benchmark:	325 bps

Benchmark Yield:	2.777%

Optional Redemption:	Make Whole call as set forth in the preliminary prospectus supplement (treasury rate plus 50 basis points)

Change of Control:	Upon the occurrence of a Change of Control Triggering Event (as defined in the preliminary prospectus supplement to which this pricing term sheet relates), Biogen Idec Inc. will be required to make an offer to purchase the 2013 notes at a price equal to 101% of their principal amount plus accrued and unpaid interest to the date of repurchase

Minimum Denomination:	$2,000 and integral multiples of $1,000 in excess thereof

Business Day:	New York

CUSIP:	09062XAA1

ISIN:	US09062XAA19

Joint Book-Running Managers:	Goldman, Sachs & Co. Merrill Lynch, Pierce, Fenner & Smith Incorporated

Senior Co-Managers:	Banc of America Securities LLC Morgan Stanley & Co. Incorporated

Co-Managers:	Citigroup Global Markets Inc. J.P. Morgan Securities Inc. Lehman Brothers Inc. UBS Securities LLC

Global Settlement:	Through The Depository Trust Company, including Euroclear or Clearstream, Luxembourg, as participants
6.875% Senior Notes Due 2018

Issuer:	Biogen Idec Inc.

Ratings:	Baa3 / BBB (Moody’s/S&P)

Principal Amount:	$550,000,000

Maturity Date:	March 1, 2018

Trade Date:	February 28, 2008

Original Issue Date (Settlement):	March 4, 2008

Interest Accrual Commencement Date:	March 4, 2008

Issue Price (Price to Public):	99.184%

Interest Rate:	6.875% per annum

Interest Payment Dates:	Semi-annually, each March 1 and September 1, commencing September 1, 2008

Interest Rate Adjustment:	The interest rate payable on the 2018 notes will be subject to adjustments from time to time if either Moody’s or S&P downgrades (or subsequently upgrades) the debt rating assigned to that series of notes below Baa3 or BBB-, subject to the limitation described under “Description of Notes—Interest Rate Adjustment” in the preliminary prospectus supplement.

Treasury Benchmark:	T 3.500% 02/15/2018

Spread to Benchmark:	325 bps

Benchmark Yield:	3.740%

Optional Redemption:	Make Whole call as set forth in the preliminary prospectus supplement (treasury rate plus 50 basis points)

Change of Control:	Upon the occurrence of a Change of Control Triggering Event (as defined in the preliminary prospectus supplement to which this pricing term sheet relates), Biogen Idec Inc. will be required to make an offer to purchase the 2018 notes at a price equal to 101% of their principal amount plus accrued and unpaid interest to the date of repurchase

Minimum Denomination:	$2,000 and integral multiples of $1,000 in excess thereof

Business Day:	New York

CUSIP:	09062XAB9

ISIN:	US09062XAB91

Joint Book-Running Managers:	Goldman, Sachs & Co. Merrill Lynch, Pierce, Fenner & Smith Incorporated

Senior Co-Managers:	Banc of America Securities LLC

Co-Managers:	Citigroup Global Markets Inc. J.P. Morgan Securities Inc. Lehman Brothers Inc. UBS Securities LLC

Global Settlement:	Through The Depository Trust Company, including Euroclear or Clearstream, Luxembourg, as participants
None of the securities ratings is a recommendation to buy, sell or hold the notes. Each rating may be subject to revision or withdrawal at any time, and should be evaluated independently of any other rating.
The issuer has filed a registration statement (including a prospectus) with the SEC for the offerings to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and these offerings. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offerings will arrange to send you the prospectus if you request it by calling Goldman, Sachs & Co. toll free at 1-866-471-2526 or Merrill Lynch, Pierce, Fenner & Smith Incorporated toll free at 1-866-500-5408.

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